Chang G. Park, CPA, Ph. D.
t 2667 CAMINO DEL RIO S. PLAZA B t SAN DIEGO t CALIFORNIA 92108 t
t TELEPHONE (858) 722-5953 t FAX (858) 761-0341 t FAX (858) 764-5480
t E-MAIL changgpark@gmail.com t

January 22, 2010

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of September 30, 2009 on the audited financial statements of Green Star Alternative Energy, Inc. (formerly R&R Travel Inc.) as of December 31, 2008 and 2007, in Green Star Alternative Energy, Inc. filing of the Form 10-12G: Amendment NO. 2 dated January 25, 2010. with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Chang G. Park
____________________________
Chang G. Park, CPA

Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board